EXHIBIT 107

CALCULATION OF REGISTRATION FEE

FORM S-3

(Form Type)

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

UNITED STATES ANTIMONY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock	457(g)	9,256,500	$0.85	$7,868,025	$0.0001531	$1,204.60
Equity	Common stock	457(g)	804,000	$0.46	$369,840	$0.0001531	$56.62
Total Offering Amounts					$8,237,865		$1,261.22
Total Fee Offsets (1)							-
Net Fee Due							$1,261.22

1. The Registrant does not have any fee offsets.